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                                                                    EXHIBIT 23.1

            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8, No. 333-05437) pertaining to the 1992 Stock Option Plan, the 1995 Stock Option Plan, as amended, and the 1995 Director Option Plan of YES! Entertainment Corporation, the Post Effective Amendment No. 4 on Form S-3 to the Registration Statement (Form S-1 No. 33-91408) for the registration of 320,729 shares of Common Stock issued in connection with the conversion of Convertible Notes of YES! Entertainment Corporation and in the related Prospectus, and the Registration Statement (Form S-3 No. 333-23917) for the registration of 4,325,591 shares of Common Stock related to Convertible Notes and Series A Convertible Preferred Stock of YES! Entertainment Corporation, and in the related Prospectus, the Registration Statement (Form S-3) for the registration of 561,000 shares of its common stock issued in connection with the cancellation of indebtedness to various vendors, and in the related Prospectus, and the Amendment No. 1 to the Registration Statement (Form S-3) for the registration of 8,118,112 shares of its common stock issued in connection with the conversion of convertible subordinated debentures and Series B Convertible Preferred Stock and the exercise of certain Warrants, and in the related Prospectus, of our report dated February 26, 1997 except as to note 16, as to which the date is March 18, 1997, with respect to the consolidated financial statements and schedule of YES! Entertainment Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 1996.


San Jose, California
October 17, 1997